Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp’s Record Quarterly Earnings Increase 137% with Assets Exceeding $1.1 Billion;
Increases Earnings Estimate for 2004

Rancho Cucamonga, CA. (April 8, 2004) -- Vineyard National Bancorp (NASDAQ:VNBC), and its operating subsidiary Vineyard Bank, today reported record earnings for the quarter ended March 31, 2004 of $3.0 million, or $0.67 per diluted share, compared with net earnings of $1.3 million or $0.38 per diluted share for the same quarter ended in 2003. The growth in earnings of $1.7 million represented an increase of 137% over the comparable period last year. Diluted earnings per share increased 76%, which produced a return on beginning common equity of approximately 44% and a return on average common equity of approximately 42%.

All diluted earnings per share amounts have been adjusted to reflect the Company’s recently declared 5% stock dividend, the previously issued convertible Series B preferred stock, stock option grants and warrants outstanding to acquire its shares. In late September 2003, the Company issued $28.8 million of 5.60% Noncumulative Convertible Series B Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock is convertible at the holder’s option into a share of the Company’s common stock at a conversion price, now adjusted by the stock dividend, of $33.22 per share of common stock.

In the year-end 2003 earnings release, management of the Company had originally established an earnings estimate for the year ending December 31, 2004 with a range of $2.85 to $3.10 per diluted share. With the results of the first quarter now complete, and the continued implementation of the Company’s strategic plan further underway, management has increased its estimate to a range of $2.95 to $3.20 per diluted share, an increase of approximately 35% to 50% over 2003’s earnings of $2.17 per diluted share. Within each subsequent reporting period, management will update the range given the current economic and market factors.

The Company introduced an expanded income property lending division in late 2003, principally targeting multi-family, and to a lesser degree, commercial lending opportunities within the Southern California marketplace. The successful introduction of this unit has assisted the Company in expanding and diversifying its earning asset-base, which helped increase total assets to a level of $1.1 billion as of March 31, 2004. Total assets were $887.8 million at December 31, 2003, and $464.7 million at March 31, 2003.

The Company’s net interest income before its provision for loan losses increased by $6.6 million, or 146% for the quarter ended March 31, 2004 as compared with the same period in 2003, to a level of $11.1 million.

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The Company’s continued growth of its loan portfolio necessitated a provision for possible loan losses in the amount of $1.8 million for the quarter ended March 31, 2004, compared to $0.5 million in the same period for 2003. This contributed to the increase of the allowance for possible loan losses to $9.3 million, or 1.1% of gross loans outstanding at quarter end. The Company will continue to build the allowance for possible loan losses in the future as it expands its loan portfolio both in size and diversity of product lines.

Other operating income for the quarter ended March 31, 2004 increased by $0.3 million, or 23%, as compared to the same period in 2003, to a level of $1.6 million. Total net revenues (net interest income and other operating income) for the first quarter ended March 31, 2004 increased by $6.9 million or 118% as compared to the same period in 2003. The net interest margin of the Bank for the quarter ended March 31, 2004 was approximately 5.0%, which is a slight increase from the same period in 2003.

The Company’s growth in its loan portfolio produced a first quarter 2004 increase of $277.6 million or 46%, bringing gross loans outstanding to $874.6 million at March 31, 2004. The largest component of this first quarter 2004 increase is centered in multi-family apartment lending within the Southern California marketplace, followed by the established coastal and tract construction product lines.

For the quarter ended March 31, 2004, total deposits increased by $146.9 million, or 24%, to $750.2 million, as compared to year-end 2003’s level of $603.3 million. With the growth of the Company’s earning asset base, the focus on core deposit growth within the nine community banking centers has increased with significant additions in relationship and business development personnel. The Company’s demand deposits increased by approximately $15.6 million in the first quarter of 2004 alone, bringing the total amount of demand deposit to approximately $109.8 million. The Company’s cost of funds of approximately 1.7% remains consistent with the levels experienced over the past three and one-half years while it has increased the total deposit base by approximately 650% to its levels of today.

Total operating expenses for the quarter ended March 31, 2004 were $5.9 million, an increase of $2.7 million or 83% over the same period in 2003. The Company has added significant resources to its operating areas in relationship management and business development, credit administration, information technology, training, marketing and corporate services to support the growth realized in the past three years. This has, in turn, increased the costs associated with salaries, cash incentives and benefits for the first quarter of 2004 to $3.2 million, representing 54% of total operating costs.

The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 46% for the quarter ended March 31, 2004, as compared with 55% for the same period in 2003.

For the quarter ended March 31, 2004, the Company’s income tax provision was $2.1 million as compared to $0.9 million in the same period in 2003.

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The Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies. To be considered “well-capitalized” an institution must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater. The Bank’s total risk-based and leverage capital ratios were 11.3% and 10.4% at March 31, 2004, respectively.

During the first quarter of 2004, the Company completed the issuance of an additional $10.0 million of Trust Preferred Securities through a newly formed subsidiary, Vineyard Statutory Trust V. The use of proceeds included the contribution of $10.0 million into the Bank as additional capital to support its growth, operations and lending requirements.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared a presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com.

Vineyard National Bancorp operates Vineyard Bank, a community bank principally located in the Inland Empire region of Southern California. The Bank operates nine full-service branches located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irwindale, Lake Arrowhead, La Verne, and Manhattan Beach, in addition to loan production offices in Irvine, San Diego and Anaheim. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC. Shares of the Company’s Series B Preferred Stock are traded on the American Stock Exchange under the ticker symbol VLP PrB.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 278-0041
Email address: shareholderinfo@vineyardbank.com

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VINEYARD NATIONAL BANCORP
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	March 31,		December 31,
	2004		2003		$ Change	% Change

	(unaudited)		(audited)
Assets
Federal funds sold	$-		$39,400		$(39,400)	-100%
Investment securities available-for-sale	173,787		202,068		(28,281)	-14%

Loans, net of deferred fees and costs	874,607		597,007		277,600	46%
Less allowance for loan losses	(9,323)		(7,537)		(1,786)	24%

Net loans	865,284		589,470		275,814	47%

Total Earnings Assets	1,039,071		830,938		208,133	25%

Cash and due from banks	25,774		18,842		6,932	37%
Premises and equipment, net	9,359		9,435		(76)	-1%
Other assets	32,462		28,585		3,877	14%

Total Assets	$1,106,666		$887,800		$218,866	25%

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing	$109,781		$94,162		$15,619	17%
Interest-bearing	640,464		509,164		131,300	26%

Total Deposits	750,245		603,326		146,919	24%

Federal Home Loan Bank advances and other borrowings	239,000		182,000		57,000	31%
Subordinated debentures	5,000		5,000		-	0%
Junior subordinated debentures	48,457		38,147		10,310	27%
Other liabilities	7,925		7,152		773	11%

Total Liabilities	1,050,627		835,625		215,002	26%

Stockholders' Equity
Series A perpetual preferred stock	2,450		2,450		-	0%
Series B convertible preferred stock	26,549		26,549		-	0%
Common stock equity	28,293		26,264		2,029	8%
Cumulative other comprehensive loss	(1,253)		(3,088)		1,835	N/A

Total Stockholders' Equity	56,039		52,175		3,864	7%

Total Liabilities and Stockholders' Equity	$1,106,666		$887,800		$218,866	25%

Number of Shares of Common Stock Outstanding	3,162,045	*	3,145,715	*
Number of Shares of Common Stock Outstanding,
assuming conversion of Series B preferred stock	4,027,512	*	4,011,182	*

Net Book Value of Common Stock, Basic	$8.55	*	$7.37	*
Net Book Value of Common Stock,
excluding other comprehensive loss	$8.95	*	$8.35	*
Net Book Value of Common Stock,
assuming conversion of Series B preferred stock	$13.31	*	$12.40	*

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* Number of shares and book value per share were adjusted to reflect the 5% stock dividends paid in January 2004 and in January 2003.

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VINEYARD NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,

	2004		2003 **		$ Change	% Change

	(unaudited)		(unaudited)
Interest Income
Loans, including fees	$13,082		$5,286		$7,796	147%
Investment securities and federal funds sold	2,100		1,344		756	56%

Total Interest Income	15,182		6,630		8,552	129%

Interest Expense
Deposits	3,018		1,521		1,497	98%
Other borrowings	1,050		589		461	78%

Total Interest Expense	4,068		2,110		1,958	93%

Net Interest Income	11,114		4,520		6,594	146%
Provision for loan losses	1,800		500		1,300	260%

Net interest income after provision for loan losses	9,314		4,020		5,294	132%

Other operating income	1,639		1,334		305	23%

Gross Operating Income	10,953		5,354		5,599	105%

Operating Expenses
Salaries and benefits	3,222		1,766		1,456	82%
Occupancy and equipment	981		442		539	122%
Other operating expenses	1,727		1,025		702	68%

Total Operating Expenses	5,930		3,233		2,697	83%

Earnings before income taxes	5,023		2,121		2,902	137%
Income tax provision	2,054		867		1,187	137%

Net Income	$2,969		$1,254		$1,715	137%

Earnings per common share
Basic	$0.80	*	$0.40	*	$0.40	100%
Diluted	$0.67	*	$0.38	*	$0.29	76%

Efficiency Ratio	46%		55%

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* Earnings per share were adjusted to reflect the 5% stock dividends paid in January 2004 and January 2003.

** March 31, 2003 amounts were restated to deconsolidate its Vineyard Statutory Trust Companies, which did not have a material impact on the financial condition or operating results of the Company.

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